UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

September 19, 2012

SINOHUB, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52746	87-0438200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6/F, Building 51, Road 5, Qiongyu Road, Technology Park Nanshan District Shenzhen, China	518057
(Address of Principal Executive Offices)	(Zip Code)

86 755 26612106
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On September 14, 2012, the three independent directors of SinoHub, Inc. (the “Company”), Daniel Lui, Jeff He and Ted L. Shen, advised the Chairman of the Board of Directors (the “Board”) of the Company of their intention to resign as members of the Board, with such resignation to be effective as of September 14, 2012. These resignations were the result of three concerns:

•	The resignation of the Company’s auditor, Baker Tilly Hong Kong Limited, and the potential unavailability of funds to hire a new auditor.
•
The lack of funding to support an independent investigation of the company and the CEO’s inability to control the Company’s operations, especially the allocation of funds for outside professionals, and

•
The inability of the Audit Committee to arrive at any opinion on the Company’s accuracy of financial data or efficiency in management and control because they have not been provided with financial information for review.

At the time of their resignation, Mr. Lui, Mr. He and Mr. Shen were members of the Board’s Audit Committee, Compensation Committee and Nominating Committee with Mr. Lui being the Chairman of the Audit Committee and Mr. He being the Chairman of the Company’s Compensation and Nominating Committees.

These resignations affect the statement on a previous 8-K that “The Registrant now estimates that it will file the Form 10-Q on or about October 31, 2012 assuming that it is able to engage a new registered independent public accountant in a timely fashion.” in reference to the 10-Q for the quarter ending June 30, 2012 since no 10-Q or 10-K filing may be made until the Company is able to appoint new Board members and form a new Audit Committee.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

SINOHUB, INC.

Date: September 19, 2012	By:	/s/ Henry T. Cochran
Henry T. Cochran
Chief Executive Officer